Exhibit 10.14

Qualex Inc. and Sequoia Media Group, LC
Services Agreement

Date:  September 1, 2007

This Services Agreement (“Agreement”) is entered into by and between the following Parties:

Sequoia:                 Sequoia Media Group, LC (“Sequioa”)
a Utah limited liability company
11781 Lone Peak Parkway, Suite 270
Draper, Utah 84020

Qualex:                   Qualex Inc. (“Qualex”)
a Delaware corporation
3434 North Duke Street
Durham, NC  27704

who agree to the following:

TERMS AND CONDITIONS

SECTION 1 – INTRODUCTION

Sequoia provides product authoring technology to its Customers that allows the creation of goods using user digital media and desires to use Qualex as its preferred fulfillment source for fulfilling Customer Product orders.

Qualex provides product fulfillment services for the digital imaging industry and desires to work with Sequoia to be its preferred fulfillment partner for the fulfilling Customer Product orders.

This Agreement relates to and governs only specifically identified customers of Sequoia for which the Parties agree Qualex will provide fulfillment services.  This Agreement does not govern customer relationships Qualex has independent of Sequoia which are governed pursuant to a separate “Distribution and Production License Agreement.”

SECTION 2 – DEFINITIONS

The following terms have the defined meanings for purposes of this Agreement.

2.1           “Agreement” means this Services Agreement entered into between the Parties.

2.2           “Confidential Information” means all information, documentation, materials, technology, intellectual property, and business and marketing plans and data belonging to a Disclosing Party, or to any third party who disclosed such information to the Disclosing Party in confidence, and which the Disclosing Party makes available to the Receiving Party in oral, written, electronic, or other format which is identified at the time of disclosure as confidential or at any time within 30 days of disclosure, or which the Receiving Party knows, or reasonably should know, would likely be considered confidential by the Disclosing Party, including but not limited to information relating or pertaining to the Disclosing Party’s business, projects, products, customers, trade secrets, business and marketing plans, financial information, or unpublished know-how, whether patented or un-patented.

2.3           “Customers” mean end-users to whom Products are sold by Sequoia directly or through third-party vendor relationships.

2.4           “Disclosing Party” means the party as defined in Section 8.1.

2.5           “Effective Date” means the date all Parties sign this Agreement.

2.6           “Fulfillment Equipment” means the hardware, software, and assembly equipment necessary to produce DVDs.

2.7           “Fulfillment System” means the system used by Qualex including the Fulfillment Equipment and Qualex facilities to produce Products.

2.8           “Indemnified Party” means the party as defined in Section 7.1.

2.9           “Indemnifying Party” means the party as defined in Section 7.1.

2.10           “ICS” means interface control specifications as outlined in Exhibit B.

2.11           “Party” and “Parties” means the entities who are parties to this Agreement.

2.12           “Products” means multimedia presentations or print products produced by the Production Software and provided to Customers on DVD or on or through other acceptable digital media or the Internet.

2.13           “Production Software” means Sequoia’s proprietary software including computer programs, templates, and stock media for producing Products specified in this Agreement.

2.14           “Receiving Party” means the party as defined in Section 8.1.

2.15           “Services” means fulfillment Services provided by Qualex to produce Products for Customers.

2.16           “Service Fees” means payment to be made by Sequoia to Qualex for the production of Products by Qualex for Customers.

2.17           “Term” means August 1, 2007 through September 30, 2009, subject to extension from year-to-year upon written notice provided by either party to the other at least 60 days prior to the end of the then current term, and subject to early termination as provided herein.

SECTION 2 –SERVICES AND DEPLOYMENT

2.1           Services.  The Parties will jointly collaborate to deploy the necessary hardware, software, and fulfillment equipment as set forth in the Deployment Plan attached as Exhibit A to allow Qualex to begin fulfilling Products for and on behalf of Sequoia.

2.2           Collaboration.  The Parties will jointly collaborate on the ICS attached as Exhibit B to allow Sequoia to pass orders to Qualex for fulfillment.  If a revision to or new version of the ICS is developed, both parties will adjust the implementation to comply with the revised or new version within 30 days of its development.

2.3           Fulfillment Equipment.  Qualex will purchase the Fulfillment Equipment from Sequoia as set forth in Exhibit C to be able to fulfill DVD’s for Sequoia’s Customers.  Sequoia will provide technical support for the Fulfillment Equipment as specified in the service level agreement attached hereto as Exhibit D.

2.4           Order Transfer and Fulfillment.  The ICS shall be designed to collect order information for the Products in the format specified in the ICS and to provide Qualex with all order information together with the applicable digital files or digital images.  In addition to any other requirements set forth in the ICS or this Agreement, all orders transmitted to Qualex for fulfillment will contain:  (i) the total retail price of the Products specified in the order; (ii) the customer specified address to which Qualex is to ship the Products, which address shall be within the fifty states of the United States and the District of Columbia; and (iii) the specified mode of shipment.  Qualex will make available to Sequoia order status feedback in accordance with the ICS.  Sequoia or its Customer shall collect all amounts due for Products.  Qualex shall have no obligation to collect any amounts due from the customer.

2.5           New Products.  If any of the Products or any new products that Sequoia desires to offer to its Customers require Qualex to develop and implement new or modified supply relationships, production processes, and shipment procedures, Qualex shall provide Sequoia with a written proposal for such work, which proposal shall include: (i) a description of the services, functions and responsibilities Qualex anticipates performing in connection with such work; (ii) a description of any additional obligations of Sequoia required for Qualex to perform such work; (iii) a schedule for commencing and completing such work; (iv) Qualex’s prospective fees for such work; (v) any new service levels applicable to such work; and (vi) such other information as requested by Sequoia.  New Products or initiatives must be mutually agreed to and documented by an executed amendment to this Agreement.

2.6           Inspection Right.  Sequoia has the right to inspect the Products at anytime upon reasonable notice to Qualex subject to the documented Product specification and fulfillment procedures required by this Agreement.  Sequoia may stop the processing and production of the Products at any time upon reasonable notice to Qualex for the purposes of changing the Product specifications, the Product packaging, or the processing and production steps for the Products at the direction of any Customer, subject to the payment obligations set forth in Section 2.5 for new Products and procedures.

SECTION 3 – QUALEX OBLIGATIONS AND RESPONSIBILITIES

The obligations of Qualex with regard to the this Agreement include the following:

3.1           Receiving Orders.  Qualex agrees to receive and accept electronic orders and images from Sequoia in a format and in a manner specified in the ICS.  All costs associated with Vendor’s ability to adapt to SMG’s formatting specifications will be borne by Qualex.  Qualex will provide fulfillment services only with respect to digital files that have been provided in compliance with the ICS and shall have no responsibility for digital files lost in transit.  If an order is rejected due to a failure of the order to comply with ICS, Qualex will provide Sequoia with notification of such rejection.  Qualex shall have no responsibility for archiving or storing digital files transmitted to it by Sequoia and may delete all such digital files from the Qualex infrastructure upon shipment of the associated Product(s).

3.2           Security.  Qualex agrees to abide by Sequoia’s policies and procedures regarding security of Sequoia’s equipment and software at Qualex facilities.

3.3           Branding and Identifiers.  Products produced by Qualex for Customers shall not be branded in any manner with the Qualex or Kodak brand unless expressly agreed otherwise in writing for specific Customers.  Shipping packages will have a label displaying the Sequoia or Customer information, including any the customer name address, and logo as provided by Sequoia with the order.  Marketing materials or stuffers requiring insertion into orders produced by Qualex must be provided by Sequoia.  Qualex will charge a per order fee for the insertion of marketing materials or stuffers as agreed upon by the parties.  Qualex will not reference any Customer as a Qualex customer for Sequoia Product Fulfillment without Sequoia’s express written consent.

3.4           Harmful Material.  Qualex will not be obligated to process or ship any version of any image or digital file that Qualex reasonably deems to be harmful, obscene, illegal or infringing.  If Qualex discovers that a consumer has submitted a digital video file or an image that Qualex deems to be harmful, obscene, illegal or infringing, Qualex will inform Sequoia of all orders related thereto and may notify the appropriate government authorities about such orders.  Qualex has no responsibility to notify the consumer that the order will not be processed.

3.5           Service Levels.  Qualex will comply with the following service level commitments in addition to the service levels set forth in Exhibit E and any others set forth in this Agreement or any Exhibit hereto:

(a)           Uptime and Downtime Reporting

(i)           Qualex shall maintain a 98.5% uptime for the Qualex Fulfillment System that receives orders as measured by calendar quarter excluding scheduled downtime.  Scheduled downtime shall occur between 10 AM and 1 PM, EST, on Sundays.  In the event that the uptime commitment is not met: (a) it will not be a grounds for termination except where the uptime is less than 98.5% for more than two consecutive calendar quarters; and (b) Qualex will investigate the cause of the failure and taken reasonable steps to address the cause, including if necessary, by adding additional resources or redundant systems.  The foregoing sets forth the sole remedies for a failure to meet the uptime commitment set forth in this sub-section.  Downtime directly related to Fulfillment Equipment supplied by and serviced by Sequoia shall not be counted against Qualex’s uptime calculation.

(ii)           Qualex will use commercially reasonable efforts to notify the Sequoia designated contact within 60 minutes of any known and verified unscheduled downtime of the Qualex Fulfillment System (apart from scheduled downtime) and will work continuously and update the status to Sequoia periodically as new information becomes available until the Qualex Fulfillment System is back up.  Qualex will notify the Sequoia designated contact within 60 minutes when the Qualex Fulfillment System is restored.

(iii)           Components of the Qualex fulfillment operation, where technically feasible and commercially reasonable, shall be redundant and fault tolerant for both Qualex’s and the Sequoia’s operations.

(b)           Network Operations.  Prior to or within 30 days of the initial availability of fulfillment by Qualex, the Parties will meet to review operation plans, including procedures for detecting, reporting, and troubleshooting errors in the fulfillment system.

(c)           Technical Support

(i)           Qualex will provide technical support to Sequoia with respect to order inquires.  Qualex will designate a customer support manager who shall be responsible for all co-ordination on consumer orders between Qualex and Sequoia, and a specific monitored e-mail address for use by Sequoia.  Qualex technical support will be available during the hours of 9:00 a.m. to 5:00 p.m. (local time) from Monday to Friday, excluding Qualex’s company holidays.  This support will be provided through telephone, e-mail and other appropriate means of communication.

(ii)           Qualex will make all commercially reasonable efforts to resolve Severity 1 issues, as this term is defined below, prior to the end of the next business day following receipt of the request. Qualex will make all commercially reasonable efforts to resolve Severity 2 issues in a timely manner. Qualex will consider Severity 3 issues as part of its ongoing programming improvements and Service functionality development.

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Severity 1: The Qualex Fulfillment System does not allow Sequoia to submit and process orders for fulfillment in the manner supported at the level of the running production version and feature set immediately prior to the Qualex Fulfillment System failure.  No reasonable work around exists and the feature is critical to fulfillment.

•
Severity 2: The Qualex Fulfillment System allows orders to be submitted and processed however other Qualex Fulfillment System features do not function in the manner supported at the level of the running production version and feature set immediately prior to the Qualex Fulfillment System failure, but a reasonable work around exists or the feature is not critical;

•	Severity 3: Enhancement request and requests for information that are requested to improve future versions of the system.

(iii)           Qualex shall provide a principal point of contact for the communication of bugs and errors to Sequoia and for the receipt of bug and error fixes work around and updates, if any.

3.2           Shipping.  Qualex will fulfill and ship products to all accounts of Sequoia via Sequoia selected carrier and method including, but not limited to, UPS, FedEx, DHL, US Mail or other identified shippers and such carriers applicable methods such as ground, next day, two day, priority, etc.  All shipping costs will be the responsibility of Sequoia. Vendor shall meet or exceed the turn around times outlined in the service level requirements specified in Exhibit E, and shall report to Sequoia all tracking information and dates of product shipment as required by Sequoia.

SECTION 4 – SEQUOIA OBLIGATIONS AND RESPONSIBILITIES

The obligations of Sequoia with regard to this Agreement include the following:

4.1           Technical Support.  Sequoia will provide technical support to Qualex’s with respect to the Production Software and Fulfillment Equipment.  Qualex’s technical support personnel who receive this support from Sequoia must be knowledgeable and technically competent.  This technical support will be available during the hours of 9:00 a.m. to 5:00 p.m. (Mountain Standard Time) from Monday to Friday, excluding Sequoia’s company holidays.  This support will be provided through telephone, e-mail and other appropriate means of communication.  (See Exhibit D for Sequoia’s service level agreement.)

4.2           Copyright.  All Products created with the Production Software are and remain the copyrighted works of Sequoia, with all rights reserved, and the right to reproduce, duplicate and retain original copyrighted Products belongs exclusively to Sequoia.  All images supplied by any Customer remain the copyrighted work of such entity or person and do not become the copyrighted works of any other party.

4.3           Compliance.  Sequoia agrees to abide by all federal, state, and local laws and regulations governing distribution and exporting of the Production Software including, without limitation, truth in advertising laws, business opportunity statutes, U.S. Federal Trade Commission, and U.S. Patent and Trademark statutes in its marketing, distributing, and selling efforts.

4.4           Preferred Partner.  For the term of this Agreement, Sequoia agrees to present Qualex as its preferred partner of choice to fulfill Products for Sequoia’ customers and potential customers, and to exclusively use Qualex for all fulfillment for each of Sequoia’s Customers where any such Customer does not specifically require fulfillment not be handled by Qualex.  Sequoia will maintain the right to fulfill a maximum of 500 Product orders per day at its sole discretion, and will assist Qualex with orders received by Qualex beyond Qualex’s ability to fulfill such orders as requested by Qualex whenever possible.

4.5           Licenses and Fees.  Sequoia will be solely responsible to pay all third party royalties, licenses and fees associated with the creation, production and distribution of the Production Software and Products.

SECTION 5 – PAYMENTS

5.1           Service Fees.  Sequoia will pay Qualex Service Fees according to the pricing schedules set forth in Exhibit A.  Qualex will invoice Sequoia at the end of each month for all Services performed during that month and provide a report outlining the type and number of Products and copies made for which Service Fees are due.  The payment terms will be net 20 days End of Month regardless of holidays or weekends.  Payment must be received in the Qualex lockbox within 30 days after the end of the month in which the sale of Services occurs.  The current Qualex lockbox address is Qualex Inc., 1945 Solutions Center, Chicago, IL 60677-1009.  Qualex will provide Sequoia with at least 30 days written notice prior to the effective date of any change in the address for payment.  The parties will exchange necessary payment details upon contract signature.  All payments are to be made in US dollars.  Payment will not be contingent upon Sequoia’s receipt of proof of delivery for the Services, and Sequoia will not make any deductions or setoffs from the amounts billed unless mutually agreed in writing by both parties.  For the purposes of this agreement, invoices, monthly statements, and electronically generated acknowledgements for each order will constitute proof of shipment.

5.2           Price Changes.  After the first six months of the Agreement Term, Qualex may increase the prices for product fulfillment at any time upon at least 90 days written notice to Sequoia provided that the increase be made only to the extent such increases are directly related to increases in Qualex’s costs that are beyond the reasonable ability of Qualex to control.  Qualex also agrees to reduce the prices for product fulfillment immediately in the amount of and to the extent Qualex receives price reductions for raw materials used to product Products.  Qualex may also increase the pricing for USPS Shipping and Handling Rates or for Express Shipping and Handling Rates as set forth in Exhibit F at any time upon 30 days written notice to Sequoia, provided that the increase be made only to the extent such increases are directly related to increases in Qualex’s costs that are beyond the reasonable ability of Qualex to control.

5.4           Returns.  In the case of Products returned by the consumer to Sequoia due to:  (i) dissatisfaction in Product quality resulting from a Qualex mistake; or (ii) other Qualex mistake (wrong order, etc.), Qualex will re-process the Products without additional cost above the original cost of the Order.  In such case, Sequoia is still responsible for payment to Qualex of the original wholesale cost of processing the Order.  In the case of:  (y) Products returned to Sequoia due to a Sequoia mistake or consumer mistake; or (z) Products not received by a consumer due to a Sequoia mistake or consumer mistake, Qualex will re-process the Products for an additional charge equal to the original wholesale cost of the Order.  SMG mistakes or consumer mistakes shall include but not be limited to, consumer dissatisfaction with Products due to unexpected results from the consumer’s use of Sequoia’s Production Software or rendering process.

SECTION 6 – INTELLECTUAL PROPERTY AND PROTECTION OF LICENSED SOFTWARE

6.1           Property Ownership.  The Production Software, Fulfillment Equipment software, copyrights, patent rights and intellectual property used in the Production Software are and shall be owned by Sequoia.

6.2           Protection of Production Software.  Sequoia shall deploy source code reasonably necessary to launch the Production Software.  Qualex shall not decompile, disassemble or reverse engineer any Production Software or attempt to discover or reproduce any such source code.  Qualex shall not modify any Production Software or create any derivative work based on any Production Software or use any Confidential Information to create, derive or develop any other products, computer programs or services, except as permitted by Sequoia in writing.  If Qualex creates any derivative work directly associated with Sequoia’s intellectual property, then Qualex agrees to assign and hereby assigns to Sequoia all of its rights to such derivative work.

6.3           Customer and Consumer Information.  As between Qualex and Sequoia, Sequoia will own all Customer and consumer information associated with fulfillment of orders Sequoia orders.  Qualex will have the right to use such consumer information only as it relates to the fulfillment and delivery of the Products and solely for such purpose.  Qualex will not retain any of the consumer information contained in the orders submitted by Sequoia after the Orders have been fulfilled and shipped.

SECTION 7 – INDEMNIFICATION, WARRANTIES, DISCLAIMERS AND LIMITATIONS

7.1           Indemnification.  Each party (“Indemnifying Party”) agrees to indemnify, defend and hold the other party (“Indemnified Party”) harmless, and such other party’s directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorney fees, to the extent that such action is based upon a claim that: (a) if true, would constitute a breach of any of the Indemnifying Party’s representations, warranties, or agreements hereunder; (b) arises out of the Indemnifying Party’s negligence or willful misconduct, or (c) any of the content of the creative work product that the Indemnifying Party provided or other material infringes or violates any rights of third parties, including, without limitations, rights of publicity, rights of privacy, patents, copyrights, trade secrets and or/licenses.

(a)           Nature of Indemnification.  The Indemnifying Party shall defend the Indemnified Party against all claims described above and shall pay for the cost of such defense, including attorneys’ fees.  The Indemnifying Party shall pay all monetary judgments, costs and attorneys’ fees awarded to any third party for such claims.  The Indemnifying Party shall pay any payments made to settle any such claims, provided the settlement is approved in writing by the Indemnified Party.

(b)           Indemnification Requirements.  The Indemnified Party must promptly inform the Indemnifying Party in writing of any such claims upon receipt of notice of the claim or allegation of such claim.  The Indemnified Party must give the Indemnifying Party the right to control the defense and settlement of the claim and any lawsuit or arbitration based thereon.  The Indemnified Party must reasonably cooperate with the Indemnifying Party in the defense and settlement of such claim and such lawsuit or arbitration.  The Indemnified Party shall have the right at its own cost and expense to participate in the defense of any such claim through counsel of its own choosing who shall serve as co-counsel with counsel designated by the Indemnifying Party.  Such right shall not negate the Indemnifying Party’s right to control the defense and settlement of the claim; provided, however, the Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if and to the extent the settlement requires the Indemnified Party to agree to restrictions or obligations other than to cease use, distribution, and copying or other infringement of intellectual property.

7.2           Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION TO THE OTHER PARTY.  ALL IMPLIED WARRANTIES, INCLUDING THOSE OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED AND EXCLUDED.

7.3           Limitation on Liability. EXCEPT FOR THE RIGHTS OF INDEMNITY SET FORTH IN SECTION 7.1 ABOVE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR LICENSED SOFTWARE (REGARDLESS OF THE FORM OF ACTION - E.G. CONTRACT, WARRANTY, TORT, MALPRACTICE, AND/OR OTHERWISE) EXCEED THE AMOUNT ACTUALLY PAID BY QUALEX TO SEQUOIA UNDER THIS AGREEMENT.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, OR ANY LOSS OF DATA, SOFTWARE, PROFITS, REVENUE, OR BUSINESS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.  EACH PARTY SHALL LIMIT CONSUMER CLAIMS FOR LOSSES AT $100 PER ORDER OR THE ACTUAL COST OF SUCH ORDER.

SECTION 8 – CONFIDENTIAL INFORMATION

8.1           Confidential Information.  Each Party may, from time to time, disclose or make available to the other Party (the “Receiving Party”) non-public confidential and/or proprietary data, information and materials in any format belonging to the disclosing Party (“Disclosing Party”), or to a Third Party that disclosed such information to the Disclosing Party in confidence, which the Receiving Party knows, or reasonably should know, would be considered confidential by the Disclosing Party. For the avoidance of doubt, (i) Company’s Confidential Information shall include, but is not limited to, any software, technology, Intellectual Property, devices, financial data, customer data, marketing plans, employees, former employees, suppliers and/or clients, and any and all data, information, and materials related thereto, and (ii) Sequoia’s Confidential Information includes the Production Software delivered to Company, and (ii) the Products (excluding photo images).

8.2           Obligation of Confidentiality.  The Receiving Party shall keep and maintain in confidence all Confidential Information of the Disclosing Party.  Without limiting the foregoing, the Receiving Party shall take all precautions that it employs to protect its own Confidential Information but in no event use less than reasonable care to prevent the unauthorized disclosure of any part of the Disclosing Party’s Confidential Information. The Receiving Party shall (i) not copy or use the Disclosing Party’s Confidential Information, in whole or in part, except as required to perform pursuant to this Agreement, (ii) limit the use and circulation of the Disclosing Party’s Confidential Information within its organization, (iii) disclose such Confidential Information only to employees that need to know such information to effectively perform pursuit to this Agreement, (iv) disclose the Disclosing Party’s Confidential Information to its independent contractors provided that the Receiving Party has a written agreement in effect with such contractor that provides for an assignment of inventions and rights in work product and the protection of the confidential information and proprietary information of the Receiving Party and any Third Parties in a manner consistent with the requirements hereof, and only to the extent necessary to perform in accordance with this Agreement. Each Party shall be responsible to the other Party hereunder for any unauthorized disclosure or other breach of this Agreement by its employees, agents or independent contractors.

8.3           Survival.  With respect to trade secrets and other intellectual property rights, the obligations set forth in this Section shall commence on the Effective Date and continue for so long as such trade secrets and intellectual property rights retain their protected status under applicable law. With respect to all other Confidential Information, the obligations set forth in this Agreement will commence on the Effective Date and continue for a period of five years after termination of the Parties’ relationship.

8.4           Exclusions.  The obligations set forth herein shall not, however, apply to data, information or materials that: (i) is generally known and available to the public, except where such knowledge or availability is the result of unauthorized disclosure by the Receiving Party; (ii) is already in the Receiving Party's possession without an obligation of confidentiality prior to disclosure in connection with this Agreement; (iii) is rightfully disclosed to the Receiving Party without a similar restriction by a Third Party who has the right to make such disclosure; (iv) is independently developed by the Receiving Party and not derived from the Confidential Information; or (v) is required to be disclosed by the Receiving Party by law, regulation, court order or other legal process.

8.5           Other Disclosures.  The Receiving Party may, without breach of this Agreement, disclose Confidential Information to the government as a result of an order entered by a court of competent jurisdiction or in response to a lawful subpoena or request for information from a party to litigation or by an agency of the United States or any U.S. state government. However, the Receiving Party shall make no disclosure pursuant to this provision without giving prior written notice to the Disclosing Party of the governmental requirement or court order so that the Disclosing Party has a reasonable opportunity to obtain a protective order from a court of law.

8.6           Non-Disclosure Agreement.  The Parties agree that any Non-Disclosure Agreement between them prior to the date of this Agreement will remain in full force and effect, but shall only cover disclosures of Confidential Information made prior to the Effective Date. This Section 8 shall cover any disclosures of Confidential Information made on or subsequent to the Effective Date.

SECTION 9 – SPECIAL PROVISIONS

9.2           Source Code. Sequoia has no obligation to provide to Qualex any source code or any programming documentation, confidential technical information, or proprietary software materials, tools, or utilities.  However, if and to the extent any of the foregoing are provided to Qualex, they shall be deemed Confidential Information and shall not be disclosed, distributed or licensed by Qualex, Clients, Customers, or others.

9.3           Trademarks.  Nothing in this Agreement grants to either Party the right to use any trademark or service mark or commercial symbol or logo of the other Party except as expressly provided in this Agreement.

9.4           Export Act.  Sequoia hereby warrants and certifies that no part of the Production Software or any related data, item or product will be made available or exported by Sequoia or its Customers to any country in contravention of any applicable law or regulation of the United States, including the Export Administration Act of 1979 and regulations relating thereto.  This Agreement and the licenses under this Agreement are subject to all applicable United States laws and regulations.

SECTION 10 – TERM AND TERMINATION

10.1           Term of Agreement.  The initial Term of this Agreement shall be from August 1, 2007 through September 30, 2009, subject to extension from year-to-year upon written notice provided by either party to the other at least 60 days prior to the end of the then current term, and subject to early termination as provided herein.  This Agreement is also subject to termination at any time in accordance with Section 10.2 and 10.3 below.

10.2           Breach.  If a Party materially breaches this Agreement and fails to cure such breach within 30 days of written notice of such breach, then the other Party may terminate this Agreement.   Notwithstanding the forgoing, each party agrees to work in good faith to affect a cure for any potential breach.  The right to terminate shall be in addition to, and shall in no way limit, the other remedies, damages and relief to which the other Party may be entitled.  The other Party is not required to terminate this Agreement for such uncured breach and is still entitled to its remedies, damages and other relief for the breach. In the event Qualex does not meet the implementation requirements set forth herein and Sequoia terminates this Agreement, Sequoia shall grant a limited license to Qualex to continue to use the then currently deployed Production Software which has been installed on any point of distribution upon the same terms and conditions as set forth in this Agreement.

10.3           Effect of Termination.  Upon termination of this Agreement for any reason, Sequoia shall have no further obligation to use Qualex for Product fulfillment, and Qualex shall have no further obligations under this Agreement to continue to fulfill Products for Sequoia other than for orders received by Qualex before the termination date.

SECTION 11 – GENERAL PROVISIONS

11.1           Governing Law.  This Agreement shall be governed by and enforced in accordance with the laws of the State of Utah.

11.2           Entire Agreement.  This Agreement and the Exhibits hereto and a separate “Distribution and Production License Agreement” between the parties represent; (i) the entire agreement between the Parties relating to the parties relationship, (ii) supersedes all prior agreements, understandings, letters, representations and warranties relating to the subject matter of this Agreement, whether written or oral, and (iii) may only be amended by a writing signed by duly authorized representatives of both Parties.

11.3           Assignment. In the absence of the other Party’s advance written consent, neither Party shall have the right or the power to assign or transfer this Agreement by assignment, merger, or otherwise to any third party except a third party who acquires substantially all of the business assets of such assigning Party and who assumes all of the rights and obligations under this Agreement.

11.4           Points of Contact.  For convenience only, and not as a material term of this Agreement, Sequoia and Qualex will each maintain an identified primary contact.  The contact is intended to facilitate the communications between the parties and to make such communications more efficient and effective.  The Parties will keep each other informed as to the contact and his or her telephone numbers, e-mail addresses, and other relevant contact information.

11.5           Notices.  All notices and consents permitted or required under this Agreement must be in writing and shall be delivered in person, by first class, priority or express mail, by registered or certified mail, or by commercial courier (e.g., Federal Express or U.P.S.) to the other Party at the address set forth at the beginning of this Agreement or such substitute business address as either Party may specify by written notice for itself.  All notices shall be effective upon receipt.

11.6           Headings.  Section and paragraph headings used herein are for convenience only and shall not be used to broaden or limit this Agreement.

11.7           Severability.  If any provision in this Agreement is invalid or unenforceable, such provision shall be construed, limited, or if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability, and all other provisions of this Agreement shall remain in effect.

11.7           Dispute Resolution.  In the event of any dispute (each, a “Dispute”) between the Parties in connection with the performance of this Agreement, the responsible Primary Contact representing each Party will negotiate in good faith to attempt to resolve such Dispute. If such Primary Contacts do not resolve the Dispute within 30 days from the commencement of such discussions, then senior executives designated by each Party will meet and attempt in good faith to reach resolution. Such senior executives shall have at least 60 days from the expiration of the previous 30 day period to resolve the Dispute. The Parties must complete the foregoing dispute resolution process before serving written notice on the other Party alleging a material breach of this Agreement in accordance with Section 10.2, provided however; the Parties acknowledge and agree that not every Dispute will rise to the level of a material breach.

11.8           Jurisdiction and Forum Selection.  Any controversy, claim or dispute among the parties hereto arising out of or related to this Agreement or the breach hereto, which cannot be settled amicably by the parties, shall be submitted for mediation in the State of Utah.  In the event mediation is unsuccessful, the parties consent to the exclusive jurisdiction of an appropriate court within Salt Lake County, State of Utah, to hear and decide any controversy, claim, or dispute hereunder.  The prevailing party in any legal action shall be entitled to recover its reasonable attorney’s fees and costs, as determined by the trial court.

11.9           Relationship.  Neither Party is the partner, joint venturer, agent or representative of the other Party.  Each Party is an independent contractor.  There is no employment relationship between the Parties.  Neither Party has the authority to make any representations or warranties or incur any obligations or liabilities on behalf of the other Party.  Neither Party shall make any representation to a third party inconsistent with this Section.

11.10           Construction.  This Agreement represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against either Party.  Whenever the context reasonably permits, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof.

11.11           Waiver.  Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making said waiver or promise.

11.12           Successors.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.13           Execution.  This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

11.14           Terms.  Terms identified by initial capital letters throughout the Agreement, shall have the specific meanings set forth in Section 2 –  DEFINITIONS of this Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SEQUOIA MEDIA GROUP, LLC		QUALEX INC

By:	/s/Edward B. Paulsen	By:	/s/ Mark J. DeSimone

Name:	Edward B. Paulsen	Name:	Mark J. DeSimone

Title:	Chief Operating Officer	Title:	President

Date:	10/08/07	Date:	10/9/07